KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC. CONTINUED LISTING PLAN ACCEPTED BY NEW YORK STOCK EXCHANGE

MIDDLEBURY, CT - January 20, 2006 - Katy Industries, Inc. (NYSE: KT) today announced that the New York Stock Exchange (NYSE) has notified the Company that it has accepted the Company’s proposed plan for continued listing on the NYSE.

As a result of the acceptance, the Company’s common stock will continue to be listed on the NYSE pending quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure progress against the plan. The Company previously announced that the NYSE notified the Company that it was considered "below criteria" because the Company’s average total market capitalization was less than $75 million over a consecutive 30 trading-day period and its shareholders’ equity was less than $75 million.

“We look forward to continuing to work with the New York Stock Exchange,” said Anthony T. Castor III, Katy’s President and Chief Executive Officer. Added Castor, “The Company is committed to executing the plan submitted to the Exchange."

This press release may contain various forward-looking statements.  The forward-looking statements are based on the beliefs of Katy's management, as well as assumptions made by, and information currently available to, the company's management.  Additionally, the forward-looking statements are based on Katy's current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties, detailed from time to time in Katy's filings with the SEC, that may lead to results that differ materially from those expressed in any forward-looking statement made by the company or on its behalf.  Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation with interests primarily in Maintenance Products and Electrical Products.

Company contact:
Katy Industries, Inc.
Amir Rosenthal
(203) 598-0397